Exhibit 10.1

FIRST AMENDMENT TO THE FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GREEN PLAINS PARTNERS LP

This First Amendment (the "Amendment") to the First Amended and Restated Agreement of Limited Partnership dated as of July 1, 2015 (the "Agreement") of Green Plains Partners LP (the "Company") is made and entered into as of May 7, 2019, by Green Plains Holdings LLC, a Delaware limited liability company, as the General Partner (as such term is defined in the Agreement).

WITNESSETH

WHEREAS, the General Partner and the Organizational Limited Partner have previously formed the Company pursuant to the provisions of the Delaware Act and adopted an original agreement that was subsequently amended and restated in the Agreement;

WHEREAS, under Section 13.1(d)(i) of the Agreement, the General Partner may amend any provision of the Agreement for which the General Partner determines that the change does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests in any material respect;

WHEREAS, Congress passed the Bipartisan Budget Act of 2015, which significantly changed partnership audit procedures for taxable years beginning after December 31, 2017 that necessitate the amendment of the Agreement; and

WHEREAS, the General Partner has determined that the Agreement needs to be amended to address the new centralized partnership audit rules in the respects set forth herein and such changes will not adversely affect the Limited Partners as a whole or any particular class of Partnership Interests in any material respect.

NOW, THEREFORE, in consideration of mutual covenants and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows (all capitalized terms used herein and not otherwise defined shall have the meanings assigned to such term in the Agreement):

1.Amendment to Definitions.  Section 1.1 of the Agreement is amended by inserting the following paragraphs in alphabetical order, as appropriate, in such Section 1.1:

“Budget Act” means the Bi-partisan Budget Act of 2015.

“BBA Partnership Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Budget Act, including any other Code provisions with respect to the same subject matter as Sections 6221 through 6241 of the Code, and any regulations promulgated or proposed under any such Sections and any administrative guidance with respect thereto.

“Partnership Representative” shall have the meaning set forth in Section 9.3(b).

2.Revision of Section 9.3.  Section 9.3 of the Agreement shall be deleted in its entirety and new Section 9.3 shall be inserted to state as follows:

Section 9.3Tax Controversies.

(a)Subject to the provisions hereof, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend partnership funds for professional services and costs associated therewith.  Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.  Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.

(b)Effective as of January 1, 2018, General Partner shall be designated the “partnership representative” as defined in Section 6223 of the Code, as amended by the Budget Act (the “Partnership Representative”).  The Partnership Representative shall have the power to name or remove the designated individual under Reg. § 301.6223-1(b)(3)(i) for each of the Company’s taxable years.  The Partnership Representative is authorized and required to represent the Partnership (at the Partnership’s expense) in all disputes, controversies or proceedings with the Internal Revenue Service, and, in its sole discretion, is authorized to make any available election with respect to the BBA Partnership Audit Rules and take any action it deems necessary or appropriate to comply with the requirements of the Code and to conduct the Partnership’s affairs with respect to the BBA Partnership Audit Rules.  Each Partner and former Partner will cooperate with the Partnership Representative with respect to any such disputes, controversies or proceedings with the Internal Revenue Service, including providing the Partnership Representative with any information reasonably requested to comply with and make elections under the BBA Partnership Audit Rules and to assist the Partnership in reducing the amount of any imputed underpayment, including but not limited to information regarding any such Partner's status for federal or state income tax purposes (such as its status as a tax-exempt entity, a corporation, an individual or a trust) and particular tax attributes.

(c)If the Partnership Representative determines in its sole discretion, (i) the Partnership Representative may cause the Partnership to elect out of the BBA Partnership Audit Rules under Code Section 6221(b) (as amended by the Budget Act), (ii) the Partnership Representative may cause the Company to push out the final partnership adjustments to the Partners as described in Code Section 6226(a) (as amended by the

Budget Act), or (iii) the Partnership Representative may cause the liability to be paid at the Partnership level.

(d)Each Partner and former Partner agrees to indemnify and hold harmless the Partnership from and against any liability with respect to such person’s proportionate share of any tax liability (including related interest and penalties) imposed at the Partnership level in connection with a Partnership-level tax audit of a taxable period during which such person was a Partner of the Partnership, regardless of whether such Partner is a partner of the Partnership in the year in which such tax is actually imposed on the Partnership or becomes payable by the Partnership as a result of such audit.  The General Partner shall reasonably determine a Partner’s proportionate share of any such tax liability, taking into account the relevant facts and any information provided by such Partner that would reduce such liability. A Partner’s cooperation and indemnification obligations pursuant to this Section 9.3(d) shall survive the termination of a Partner’s participation in the Partnership and the termination, dissolution and winding up of the Partnership.

(e)The Partnership may offset a Partner’s share of any such tax liabilities against any distribution under this Agreement.  If not offset against a distribution, the General Partner may deliver a written demand for payment to such Partner to pay the Partnership in immediately available funds the amount that the General Partner determines is needed by the Partnership to discharge those obligations and to otherwise pay and reimburse, indemnify and hold the Partnership harmless with respect to such tax liability.  Any amount paid by (or any distribution retained from) a Partner under this Section 9.3(e) will not be treated as a Capital Contribution or otherwise added to the Partner's Capital Account, except to the extent (if at all) the General Partner determines that characterization or treatment is necessary or appropriate.

(f) The Partnership and the Partners specifically acknowledge, without limiting the general applicability of this Section, that the Tax Matters Partner, the Partnership Representative, or the designated individual, if any, shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any Partner with respect to any action taken by him in this capacity and shall indemnify the Partnership Representative and the designated individual against any liabilities arising out of such service, as long as the Partnership Representative or the designated individual, as applicable, did not act in bad faith or gross negligence.  All out of pocket expenses incurred by the Tax Matters Partner, the Partnership Representative or the designated individual in this capacity shall be considered expenses of the Partnership for which the Tax Matters Partner, the Partnership Representative, or the designated individual shall be entitled to full reimbursement.

(g)If any notice is required, each Partner (and former Partner) agrees that notice of or regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (i) filed the information for which notice is required with the Internal Revenue Service via its electronic data gathering, analysis and retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. Notwithstanding anything herein to the contrary, nothing in this provision shall obligate the Partnership Representative to provide notice to the Partners other than as required by the Internal Revenue Code.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment and affixed their signatures hereto as of the date first above written.

GENERAL PARTNER:

GREEN PLAINS HOLDINGS LLC

Signature:	/s/ Michelle Mapes
Name:	Michelle Mapes
Title:	Chief Legal & Administration Officer